      As filed with the Securities and Exchange Commission on June 11, 2009

                                                                       811-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Van Kampen Municipal Opportunity High Income Fund

Address of Principal Business Office:

     522 Fifth Avenue
     New York, New York 10036

Telephone Number:

     (800) 847-2424

Name and address of agent for service of process:

     Stefanie V. Chang Yu
     522 Fifth Avenue
     New York, New York 10036

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ]

                                    SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York in the State of New York on the 11th day of June, 2009.

                                       VAN KAMPEN MUNICIPAL OPPORTUNITY HIGH
                                       INCOME FUND


                                       By: /s/ Edward C. Wood III
                                           ------------------------------------
                                           Edward C. Wood III
                                           President and Chief Executive Officer


Attest: /s/ Stefanie V. Chang Yu
        ----------------------------
        Stefanie V. Chang Yu
        Secretary
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            [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

                                                                   June 11, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

     Re: Van Kampen Municipal Opportunity High Income Fund N-8A Filing

Ladies and Gentlemen:

     On behalf of Van Kampen Municipal Opportunity High Income Fund, we are enclosing herewith for filing pursuant to the Investment Company Act of 1940, as amended, and the General Rules and Regulations of the Securities and Exchange Commission thereunder, one electronically signed Form N-8A.

     If you have any questions or require any further information with respect to this filing, please call me at (312) 407-0863 or Lou Anne McInnis at (212) 296-6960.

                                        Very truly yours,


                                        /s/ Charles B. Taylor
                                        ----------------------------------------
                                        Charles B. Taylor

Enclosure